Exhibit 10.5

PORTIONS OF INFORMATION CONTAINED IN THIS AGREEMENT HAVE BEEN
EXCLUDED FROM THIS AGREEMENT BECAUSE THEY ARE BOTH NOT MATERIAL AND
THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
EXCLUDED INFORMATION IS MARKED AS [***] BELOW

Execution Version

THIRD AMENDED AND RESTATED
GAS SALE AND PURCHASE AGREEMENT
[***]
and
Fall River Renewable Power LLC

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THIRD AMENDED AND RESTATED
GAS SALE AND PURCHASE AGREEMENT
THIS THIRD AMENDED AND RESTATED GAS SALE AND PURCHASE AGREEMENT (this “Agreement”), dated as of August 11, 2023 (the “Effective Date”), is entered into by and between [***] (“Seller”), and Fall River Renewable Power LLC (formerly known as Fall River RNG LLC), a Delaware limited liability company (“Buyer”).
RECITALS
A.    Seller is the owner of the Collection System (as defined in Article 1) and the owner/operator of the Landfill (as defined in Article 1) and extracts, collects, and has the right to sell Landfill Gas (as defined in Article 1).
B.    Seller and GRS executed and delivered the Second Amended and Restated GSPA (as defined in Article 1) and the Second Amended and Restated Site Lease (as defined in Article 1) to process, generate and sell renewable natural gas from the Facility (as defined in Article 1).
C.    Due to certain permitting and/or approval issues with respect to the Facility processing and generating renewable natural gas, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, Landfill Gas available for use in the Facility for the purpose of combusting such Landfill Gas to generate electricity for sale to creditworthy third parties, in accordance with the terms and conditions set forth herein.
D.    Seller and Buyer desire to execute and deliver this Agreement and the Site Lease (as defined in Article 1) to establish that the purpose of the Facility will be to combust Landfill Gas to generate electricity in accordance with this Agreement, rather than to process, generate and sell renewable natural gas as was contemplated by the Second Amended and Restated GSPA and the Second Amended and Restated Site Lease.
TERMS AND CONDITIONS
NOW, THEREFORE, for valuable consideration, the parties hereto agree as follows:
Article 1
Definitions
The following words and terms shall have the meanings specified in this Article 1 when used in this Agreement, unless a different meaning is apparent from the context. The meanings specified are applicable to both the singular and the plural and to the masculine and feminine forms.
1.1“Affiliate” means any person that controls or is controlled by, or is under common control with, a party hereto, with the word “control” (and correspondingly, “controlled by” and “under control with”), as used with respect to any Person, meaning (a) ownership of more than fifty percent (50%) of all the voting stock of any corporation, or more than fifty percent (50%) of all of the legal and equitable interest in any other business entity, or (b) the possession of the power to direct or cause the direction of the day-to-day management and policies of such Person.
1.2“Agreement” shall have the meaning set forth in the preamble to this Agreement.
1.3“Applicable Laws” means any and all applicable federal, state, county and local laws, statutes, rules, regulations, licenses, ordinances, judgments, orders, decrees, directives,

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guidelines or policies (to the extent mandatory), permits, licenses and other governmental and regulatory approvals and authorizations, including, without limitation, any and all environmental laws, or any similar form of decision or determination by, or any interpretation or administration of, any of the foregoing by any Government Entity with jurisdiction over Seller, the Collection System, Buyer, the Facility, the Site, the Landfill, or a party’s performance under this Agreement and the transactions contemplated in this Agreement.
1.4“Btu” means a British thermal Unit.
1.5“Buyer” shall have the meaning set forth in the preamble to this Agreement.
1.6“Buyer Collateral” means all of Buyer’s personal property and fixtures, wherever located, whether now or hereafter owned, existing or acquired or hereafter arising, including, without limitation, the following: all accounts, inventory, equipment, Renewable Energy Credits/Certificates, general intangibles (including, without limitation, trade names, permits, licenses and other intangible property rights), fixtures, goods, real property, leasehold improvements, documents, instruments, chattel paper, money, deposit accounts, accounts receivable, rights to draw on letters and advances of credit and the cash or noncash proceeds (including insurance or other rights to receive payment with respect thereto) of any of the foregoing and all accessions and additions to and replacements of the foregoing, and all books and records pertaining to any of the foregoing; provided, however, for purposes of determining the value of the Buyer Collateral as provided in Section 6.8(b) of this Agreement, the Buyer Collateral shall exclude the value of any rights to utilize the Landfill Gas provided in this Agreement.
1.7“Buyer Security” shall have the meaning set forth in Section 6.8.
1.8“Collection System” means the fixtures, equipment and assets of Seller, whether owned or leased by Seller, that are either used by Seller in the performance of Seller’s business or are currently or may be in the future located on the Landfill up to and including the Delivery Point and includes, without limitation, the wells, pipes, headers and gathering systems, flares, vacuum pipelines, blowers, condensate knockout vessels or systems, and all other fixtures, equipment and assets that are used for the purpose of collecting, producing and delivering or facilitating the collection, production and delivery of Landfill Gas, as such exists as of the Effective Date or as the same is modified, expanded and replaced.
1.9“Commercial Operations Date” means the date that is ten (10) days after Buyer provides written notice to Seller that the Pre-Commercial Operations Period has commenced.
1.10“Condensate” means any liquids that condense or otherwise separate from the Landfill Gas during collection, transporting or processing by the Collection System or the Facility.
1.11“Confidential Information” shall have the meaning set forth in Section 12.15.
1.12“Deemed Assignment” shall have the meaning set forth in Section 12.11(d).
1.13“Delivery Point” means the designated interconnection point where Seller shall deliver Landfill Gas to Buyer, which term has the more particular meaning assigned thereto in Section 4.1.
1.14“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

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1.15“Energy Customer” means any Person with which Buyer enters into an agreement for the purchase by such Person of the electricity produced by the Facility following the Pre-Commercial Operations Period.
1.16“Event of Default” shall have the meaning set forth in Section 8.1.
1.17“Facility” means the equipment, facilities, and associated structures, including any controls, fuel treatment equipment, and similar equipment installed at the Site and easements provided pursuant to the Site Lease or by written easement agreement executed and delivered by the parties hereto for the purpose of generating electricity following the Pre-Commercial Operations Period, together with the Interconnection Equipment installed on the Site, but not including the Collection System.
1.18“Force Majeure” means any cause not reasonably within the control of and without the fault or negligence of the party claiming suspension of the performance of its duties hereunder and that by the exercise of reasonable diligence such party is unable to prevent or overcome, including, but not limited to, acts of God, acts of war or conditions attributable to war, labor disputes, sudden actions of the elements, sabotage, civil commotion, thermal reactions within the Landfill, action by federal, state, municipal or regulatory courts, and actions of legislative bodies, without limitation, under any circumstances, financial inability to perform or Buyer’s failure to obtain or maintain a purchaser for any electricity or any Renewable Energy Credits/Certificates. For the purposes of this Agreement, the requirement that “Force Majeure” be a cause not within the control of the affected party that by the exercise of due diligence such party is unable to prevent or overcome shall not require the settlement of strikes and lockouts by acceding to the demands of third parties directly or indirectly involved in such strikes or lockouts when such course is deemed inadvisable in the sole discretion of the party subject to such strikes or lockouts.
1.19“Government Entity” means any court or tribunal in any jurisdiction or any federal, state, municipal, or other governmental body, agency, authority, department, commission, board, bureau or instrumentality.
1.20“GRS” shall have the meaning set forth in the preamble to this Agreement.
1.21“Indemnified Parties” shall have the meaning set forth in Section 6.7.
1.22“Indemnifying Parties” shall have the meaning set forth in Section 6.7.
1.23“Interconnection Equipment” means all of the equipment and facilities required to be constructed to interconnect with and deliver electricity produced by the Facility following the Pre-Commercial Operations Period, to an Energy Customer.
1.24“Landfill” means the real property commonly known as the Fall River landfill located in or near Fall River, Massachusetts, which is more particularly described on Exhibit A, attached hereto and incorporated herein by reference, as now constituted and as may be expanded from time to time; provided that expansions shall not include the combination of the Landfill with a separate, stand-alone landfill.
1.25“Landfill Gas” means all gas generated from the decomposition of refuse and other solid wastes deposited or located on the Landfill and collected by the Collection System.
1.26“Leachate” means the liquid produced at the Landfill from the decomposition of waste materials in the Landfill.

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1.27“Letter of Credit” means an irrevocable standby letter of credit for the Letter of Credit Amount, designating Seller as beneficiary, in form and substance reasonably satisfactory to Seller, issued by a financial institution reasonably acceptable to Seller, including, without limitation, having at least Five Hundred Million Dollars ($500,000,000.00) in capital.
1.28“Letter of Credit Amount” means Five Million Dollars ($5,000,000.00) for each year between the Effective Date and for each remaining year that this Agreement is in effect.
1.29“MMBtu” means one million British Thermal Units.
1.30“Nonmonetary Default” shall have the meaning set forth in Section 8.1(b).
1.31“Notice of Default” shall have the meaning set forth in Section 8.1(b).
1.32“Payment” means any and all amounts owing to any Seller Indemnified Party pursuant to this Agreement or the Site Lease, including, without limitation, any costs, losses, expenses, penalties, fines or damages resulting from a claim, third party claim, damages, obligations to pay the Royalty or otherwise.
1.33“Person” means any natural person or any association, firm, partnership, limited liability company, joint venture, corporation or other legally recognized entity, whether for profit or not for profit.
1.34“Pre-Commercial Operations Period” means the period beginning with the first production of electricity by the Facility and ending on the Commercial Operations Date, as specified by the Buyer, during which period Buyer shall be entitled to use, and shall accept from Seller, that amount of Landfill Gas that Buyer determines is necessary for the purpose of startup and testing of the Facility.
1.35“Process” means to accept into the Facility and use Landfill Gas for purposes of generating electricity following the Pre-Commercial Operations Period for sale, and specifically excludes flaring of Landfill Gas.
1.36“Prohibited Transferee” shall have the meaning set forth in Section 12.11(a).
1.37“Recipients” shall have the meaning set forth in Section 12.15.
1.38“Renewable Energy Credits/Certificates” means credits or certificates issued for the economic value of any benefit resulting from the generation of electricity from a renewable fuel source under state or federal law.
1.39“Royalty” means the payments to Seller described in Section 5.1.
1.40“Second Amended and Restated GSPA” means that certain Second Amended and Restated Gas Sale and Purchase Agreement by and between Seller and GRS dated as of August 8, 2022.
1.41“Second Amended and Restated Site Lease” means that certain Second Amended and Restated Site Lease Agreement by and between Seller and GRS effective as of August 8, 2022.
1.42“Security Agreement” means a Security Agreement by and between Buyer and Seller, as contemplated pursuant to Section 6.8, in the form of Exhibit C attached hereto.

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1.43“Seller” shall have the meaning set forth in the preamble to this Agreement.
1.44“Seller Indemnified Parties” shall have the meaning set forth in Section 6.7.
1.45“Site” means the real property leased to Buyer as identified in, and pursuant to the terms and conditions of, the Site Lease and on which the Facility is operated.
1.46“Site Lease” means the Third Amended and Restated Site Lease Agreement dated as of the Effective Date under which Buyer, as lessee, leases from Seller, as lessor, the Site located at the Landfill or obtains easement rights to the portion of the surface acreage on which the Facility is located.
1.47“Unused Landfill Gas” means any Landfill Gas that Buyer does not accept or take delivery of at the Delivery Point.
Article 2
Purchase and Sale
1.1Purchase, Sale and Use of Landfill Gas.
(a)Subject to the terms, conditions and limitations contained in this Agreement, and for the consideration described in Article 5, Seller agrees to make available to Buyer, on a first priority basis, before any other uses by Seller (but subject to the Flare Turndown Requirement), all of the Landfill Gas collected by the Collection System that Seller is capable of delivering to the Delivery Point and, subject to the remaining provisions of this Section 2.1, Buyer agrees to purchase and receive from Seller all such Landfill Gas; provided, however, that: (a) nothing in this Agreement shall be deemed to be a guaranty of any quantity of Landfill Gas to be made available to Buyer; and (b) Buyer agrees to use reasonable efforts to Process all of the Landfill Gas made available to Buyer at the Delivery Point. Buyer agrees to use reasonable efforts after the Pre-Commercial Operation Period to sell the electricity produced by the Facility.
(b)Buyer agrees not to own or lease any flare at the Landfill without Seller’s prior written consent, which consent may be withheld in Seller’s sole and absolute discretion. Seller agrees to make its flare available to combust Unused Landfill Gas. Buyer shall provide Seller with as much advance notice as possible of its required use of Seller’s flare and shall describe the reasons for such use in any such notice, and Buyer shall install equipment to start Seller’s flare automatically if necessary, to flare Landfill Gas not processed by Buyer at the Facility.
1.2Credits/Benefits.
(a)Retained by Seller. Seller shall retain all rights to any tax, emission or other credits, certificates or similar benefits with respect to any and all activities relating (i) to the operations or ownership of the Landfill or (2) to the collection, processing, transportation, delivery, management or control of Landfill Gas prior to transfer of title to Landfill Gas to Buyer at the Delivery Point, including, without limitation, to any voluntary or mandated activities of Seller at the Landfill resulting in any carbon credits, greenhouse gas credits or similar credits or certificates or other economic benefits; provided, further, that notwithstanding anything to the contrary in this Agreement, Seller shall be entitled to retain all rights to any tax, emission or other credits or certificates derived from or relating to flared Landfill Gas produced or generated prior to the Delivery Point, regardless of whether title to the Landfill Gas has technically passed to Buyer.

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(b)Retained by Buyer. Buyer shall retain all rights to any tax, emission, or other credits, certificates or similar benefits related to (i) the operation of the Facility and the sale of electricity generated therefrom or (ii) the processing of Landfill Gas from and after Buyer takes title thereto at the Delivery Point, including, without limitation, Renewable Energy Credits/Certificates, RINs, e-RINS, carbon credits, greenhouse gas credits or similar credits or certificates.
(c)Jointly Retained. To the extent any tax, emission or other credits, certificates or similar benefits that do not exist as of the Effective Date come into existence, and the allocation of the benefit therefrom cannot be readily determined pursuant to the provisions of Sections 2.2(a) and (b) above, the benefit of such tax, emission or other credits, certificates or similar benefits shall be shared equally by Seller and Buyer, unless otherwise mutually agreed in writing by Seller and Buyer. Notwithstanding the foregoing, neither party shall claim tax, emission or other credits under this Section 2.2(c) if obtaining such tax, emission or other credits would require the other party to lose or reduce any of the tax, emission or other credits or certificates referenced in Section 2.2(a) or 2.2(b) above or require the party not receiving such tax, emission or other credits or certificates to purchase, trade, or otherwise acquire tax, emission or other credits or certificates related to the operation of the Landfill or of the Facility to comply with any mandatory scheme or system under which such tax, emission or other credits or certificates could be obtained.
1.3Landfill Gas Only. This Agreement and all rights granted to Buyer hereunder apply exclusively to Landfill Gas, as purchased from Seller and as may be processed by Buyer to generate and sell electricity following the Pre-Commercial Operations Period. Other than such electricity production and sale, Buyer shall not generate or sell any products, byproducts or constituents of the Landfill Gas. Buyer shall have no right or interest in or relating to any other activities at the Landfill in which Seller may be involved. Notwithstanding anything to the contrary set forth in this Agreement, Seller shall have the right to utilize Unused Landfill Gas for any purpose, including commercial purposes.
1.4Priority of Landfill Operations. Notwithstanding anything herein to the contrary, Buyer understands and agrees that Seller’s primary interest and obligation are the safe and efficient operation of the Landfill and the Collection System, in compliance with Applicable Laws and permit conditions, and that any interest of Buyer in any Landfill Gas shall remain secondary to the operation of the Landfill and the Collection System. For the sole purpose of this Section 2.4, the operation of the Landfill shall be deemed to include, without limitation, the operations of [***], any Affiliate of [***] and any contractor of [***] or its Affiliates (or any affiliated or successor entity engaged in similar or related activities) at the Landfill. Buyer’s rights and interests hereunder shall not interfere with Seller’s compliance with any permits, authorizations, licenses or Applicable Laws related to the Landfill or the Collection System, or with the lawful and safe operation of the Landfill and the Collection System, including, without limitation, the design, division, construction, operation, expansion (vertical or horizontal), maintenance, and monitoring of the Collection System or the Landfill, or the closure, and post- closure of the Landfill; provided that Seller shall, to the extent reasonably possible considering the circumstances and the priority of the operations of the Landfill under this Section 2.4, utilize reasonable efforts to attempt to maintain Buyer’s priority to the delivery of Landfill Gas provided by Section 2.1(a). Seller shall be free at all times during the Term to take any action Seller deems necessary or desirable, in Seller’s reasonable judgment, in connection with the Landfill, including, without limitation, any action required to comply with any Applicable Law or to respond to community concerns, without regard to the effect of such action on the quantity or quality of Landfill Gas extracted from the Landfill. Seller may operate its blowers and flares independent of Buyer if Seller deems it necessary with respect to the priority of the operations of the Landfill under this Section 2.4.

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Article 3
Term
1.1Term of Agreement. The term of this Agreement shall commence on the Effective Date and, unless terminated in whole or part earlier as provided in Section 3.2 or Article 8, shall continue and remain until the earlier of the twentieth (20th) anniversary of the Commercial Operations Date.
1.2Early Termination. Notwithstanding Section 3.1, either Party may terminate this Agreement prior to the end of the term by providing written notice to the non-terminating Party:
(a)at any time if Buyer has been unable to achieve the Commercial Operations Date by the third (3rd) anniversary of the Effective Date, and such failure is not the result of a Seller Event of Default or an event of Force Majeure, in each case for which written notice thereof has been provided to Seller pursuant to Section 12.3; or
(b)if, following the Commercial Operations Date, the Facility fails to produce any electricity for a period of more than one hundred twenty (120) consecutive days or three hundred forty (340) cumulative days (whether consecutive or non-consecutive days) in any period of One Thousand Eight Hundred Twenty-Five (1,825) days, including, without limitation, with respect to damage or destruction of the Facility, and such failure is not the result of [***] Event of Default or an event of Force Majeure, in each case for which written notice thereof pursuant to Section 12.3 has been provided to Seller pursuant to the terms and conditions of this Agreement.
The termination right provided for in Section 3.2(b) shall not apply in the event that the interruption in production of electricity is the result of catastrophic damage to or destruction of the Facility and (A) Buyer notifies Seller in writing of its intent to rebuild the Facility within sixty (60) days of such damage or destruction, uses reasonable efforts to rebuild the Facility and provides monthly written updates to Seller of its progress toward the rebuild of the Facility, and (B) Buyer continues to pay Seller pursuant to Section 5.1 of this Agreement; provided, further, regardless of clauses (A) and (B), Seller may terminate this Agreement upon the second (2nd) anniversary of the date such damage or destruction of the Facility occurred.
Article 4
Delivery
1.1Delivery Point. All Landfill Gas extracted from the Landfill and made available to Buyer pursuant to this Agreement shall be made available at the Delivery Point described in writing and attached to this Agreement as Exhibit B.
1.2Title/Risk of Loss. Title to Landfill Gas extracted from the Landfill and made available to Buyer pursuant to this Agreement shall pass to and be absolutely vested in Buyer at the Delivery Point and liability for and the risk of loss of such Landfill Gas shall follow title.
1.3Flow. Buyer and Seller shall meet regularly, but in any event not less than semi- annually, as required to review the output, including quality and quantity, of Landfill Gas and the capacity of the Facility.
1.4Deleterious Substances. The parties recognize that Landfill Gas may contain or be delivered with corrosive, deleterious, or otherwise harmful substances of all types. Seller shall have no obligation to pay costs for repair or replacement of the Facility caused by such substances and Buyer shall accept the risk of such substances.

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1.5No Guaranty of Quality or Quantity of Landfill Gas. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be deemed to be a guaranty by Seller of the quality or quantity of any Landfill Gas to be made available to Buyer.
Article 5
Royalty
1.1Royalty Amount. Starting on the first day of the Pre-Commercial Operations Period, Buyer shall pay to Seller, for each calendar quarter for the term of this Agreement and prorated for any partial calendar quarters, the amount of [***] in immediately available funds (the “Royalty”).
1.2Time for Royalty Payments. Following the first Royalty payment made by Buyer to Seller pursuant to Section 5.1, Buyer shall, before the fifteenth (15th) day of the first month next succeeding the end of the calendar quarter following such payment and each subsequent calendar quarter payment, pay to Seller the Royalty due pursuant to Section 5.1 above.
1.3Interest. All sums payable hereunder that are not timely paid as set forth herein shall bear interest calculated from the date when due until such sums are paid at one percent (1.0%) per annum above the fluctuating rate of interest announced publicly by Wells Fargo Bank, N.A., from time to time as its reference rate. Interest shall be calculated on the basis of a thirty (30) day month and a three hundred sixty (360) day year. In no event shall the rate of interest charged hereunder exceed the maximum rate allowed by the Applicable Law.
Article 6
General Obligations, Warranties, and Covenants
1.1Permits and Approvals.
(a)Promptly after execution of, and pursuant to, this Agreement, Buyer shall obtain, at its sole cost and expense, all necessary environmental impact studies, statements or reports, zoning and land use approvals, permits, licenses and utilities for the installation and construction of the Facility and shall comply with all Applicable Laws; provided that all applications and filings with Government Entities, and all material communications with Government Entities with respect to any such applications and filings, shall be subject to Seller’s prior written approval, such approval Seller shall not unreasonably delay or withhold. At all times during the term of this Agreement, Buyer shall, at its sole cost and expense, obtain and maintain in effect all permits, authorizations, easements, and rights of way required in connection with the installation, construction, expansion, modification or addition to, or the operation, repair or maintenance of the Facility, and Buyer shall comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for Buyer’s use of the Facility.
(b)Buyer shall provide Seller with reasonable advance notice of any hearings or other proceedings regarding Buyer’s permits, authorizations, easements and rights of way, and Seller may elect, at its sole cost and expense, to participate in any such hearings, or proceedings, so long as Seller does not take any position adverse to Buyer or the Facility, in written comments submitted to, or verbal comments made at, such hearing or proceeding; provided Seller may take any position adverse to Buyer or the Facility, in written comments submitted to, or verbal comments made at, such hearing or proceeding, if Buyer is not in compliance with the terms and conditions of this Agreement or the Site Lease.
(c)Buyer shall provide Seller with a reasonable opportunity to comment upon any draft environmental impact reports or studies required in connection with any permits,

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authorizations or easements related to the installation, construction or expansion of, modification or addition to, or operation, repair or maintenance of the Facility. Buyer shall consider any comments submitted by Seller before the finalization of any such reports or studies. Each party hereto agrees to make available to the other party hereto copies of all environmental information reports, environmental impact reports, air impact assessment studies, environmental applications filed and other available data in such party’s possession relating to the Landfill or the Facility, which materials are reasonably necessary for the other party to possess for the purposes of complying with their obligations under this Agreement. Any such information provided to a party shall be treated by that party as Confidential Information pursuant to the terms of this Agreement.
1.2Design and Construction of the Facility. Buyer shall design, construct, and operate the Facility on the Site. Prior to the commencement of any construction, Buyer shall, at its sole cost and expense, engage a qualified engineer to prepare plans and specifications in sufficient detail to show the design, character, and appearance of the Facility, which shall be submitted to Seller for review. Such plans and specifications shall consider and comply with all Applicable Laws and requirements, including, without limitation, for noise, aesthetics, appearance, odor, emissions, vibration and security. Buyer shall have twenty (20) business days after receipt of Seller’s objections to such plans and specifications to revise the plans and specifications to resolve those objections that are reasonable. After the final plans and specifications have been approved, Buyer may authorize reasonable changes thereto, provided that they do not materially alter the noise, emissions, design, character, capacity, aesthetics, and/or appearance of the Facility. Until the Commercial Operations Date, Buyer shall report to Seller monthly on the status of the construction of the Facility. Seller’s review and approval (which shall not be unreasonably withheld, delayed or conditioned) of Buyer’s plans and specifications shall not alter any obligations or responsibilities of Buyer under this Agreement, nor shall such review and approval create any warranties as to the design, suitability, capability, or expected performance of the Facility or operations. Notwithstanding Seller’s right to review and comment on the plans for the Facility, all proprietary data, drawings, plans, specifications and reports developed by Buyer and related to the Facility shall remain the intellectual property of Buyer. Buyer shall provide Seller with copies of all permits, licenses or approvals granted to Buyer relating to the Facility and planned business operations as of the Commercial Operations Date and thereafter upon the request of Seller.
1.3Seller’s Maintenance of Collection System. At its own expense and regardless of who may be the operator or maintainer of the Collection System, Seller shall maintain, operate, and preserve the Collection System in good working order and condition, ordinary wear and tear excepted, and in conformity with Applicable Laws.
1.4Buyer’s Maintenance of Facility. In no way limiting the provisions of Section 2.4, Buyer shall, at its own expense and regardless of who may be the operator or maintainer of the Facility, maintain, operate, improve and preserve the Facility and the related leased premises at all times in good working order and a neat and clean condition, ordinary wear and tear excepted, in conformity with Applicable Laws, rules, regulations, and permitting requirements; provided, further, that Buyer’s operation of the Facility will also address any environmental impact on the Landfill and adjoining properties with respect to noise, odor, site aesthetics and security. In no way limiting the foregoing, Buyer agrees that under no circumstances will it allow the free venting of Landfill Gas at any time after Buyer takes title to Landfill Gas, except in the event of an emergency, in which case such free venting shall occur only in accordance with Applicable Laws.
1.5Condensate. Subject to the provisions of Section 2.4, Buyer may utilize any system that Seller has in place for disposal of Leachate or Condensate produced by Seller for Condensate produced at the Facility, provided that (a) such utilization by Buyer does not

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interfere with Seller’s ability to dispose of its Leachate or Condensate, (b) all such materials disposed of by Buyer meet the disposal parameters applicable to Seller’s Leachate and Condensate, and (c) any added incremental costs incurred by Seller as a result of Buyer’s utilization of Seller’s Leachate/Condensate disposal system shall be borne by Buyer, including, without limitation, disposal fees and capital costs incurred to accommodate such Condensate.
1.6Taxes.
(a)All taxes now or hereafter imposed upon the production, severance, gathering, sale or delivery of Landfill Gas, or upon the business or privilege of producing, severing, gathering, selling or delivering Landfill Gas, and all taxes imposed in any other manner so as to constitute a charge upon Landfill Gas delivered or made available by Seller to Buyer in all cases relating to activities prior to transfer of title of the Landfill Gas to Buyer, shall be paid by Seller. In the event Buyer is required by any Government Entity having jurisdiction to remit such tax, then, at Buyer’s election, the amount thereof shall be deducted from any sums becoming due hereunder to Seller or promptly refunded by Seller to Buyer. Nothing contained in this Section shall be construed as applying to any tax imposed on Buyer after title and/or possession of Landfill Gas shall have passed to Buyer.
(b)All taxes now or hereafter imposed upon or with respect to the Facility, upon the use of Landfill Gas following the Delivery Point, upon the production or sale of electricity, or upon the business or privilege of producing, severing, gathering, selling or delivering electricity, and all taxes imposed in any other manner so as to constitute a charge upon Landfill Gas delivered or made available by Seller to Buyer in all cases relating to activities following transfer of title of the Landfill Gas to Buyer, shall be paid by Buyer. In the event Seller is required by any Government Entity having jurisdiction to remit such tax, then the amount of such tax shall be promptly refunded by Seller to Buyer.
1.7Indemnification.
(a)To the fullest extent permitted by law, Buyer and Seller, each as indemnitor, shall indemnify the other and its Affiliates, and their respective directors, officers, partners, shareholders, employees, agents, representatives, co-venturers, successors, permitted assigns, contractors or servants (collectively, the “Indemnified Parties”), against and hold the Indemnified Parties harmless from any and all claims, costs, losses, expenses, suits, actions, proceedings, damages, penalties, fines, regulatory actions or requirements, and liabilities (including reasonable attorneys’ fees) for (a) damage to or destruction of property, real or personal, or for injury or death to any person, arising out of, resulting from or in connection with the performance or nonperformance of obligations under and pursuant to this Agreement (including, without limitation, the installation, maintenance and operation of measuring facilities, pipelines or other apparatus or equipment) by the applicable indemnitor or any of its Affiliates or any of their respective contractors, subcontractors, employees, representatives or agents (the “Indemnifying Parties”) or (b) any breach of representation or warranty set forth in this Agreement by the applicable indemnitor.
(b)Buyer shall indemnify Seller and its Affiliates, and their respective directors, officers, partners, shareholders, employees, agents, representatives, co-venturers, successors, permitted assigns, contractors or servants (the “Seller Indemnified Parties”) against and hold the Seller Indemnified Parties harmless from any and all claims, costs, losses, expenses, suits, actions, proceedings, damages and liabilities (including reasonable attorneys’ fees) with respect to any (a) environmental contamination at or from the Site or any easements or rights of way resulting from the possession or use thereof by Buyer or any of its Affiliates or any of their respective contractors, subcontractors, employees, representatives or agents and (b) any odor or emission emanating from the Site or the Facility or with respect to the Landfill Gas following the

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Delivery Point. For the avoidance of doubt, Buyer shall have no obligation pursuant to this Agreement for any odor or emission not emanating from the Site or the Facility.
1.8Buyer’s Security. At least thirty (30) days prior to the first day of the Pre- Commercial Operations Period, Buyer shall provide and maintain security in favor of Seller, at Buyer’s expense, to secure Payment (the “Buyer Security”). Buyer Security may either be in the form of a Security Agreement or the Letter of Credit.
(a)If Buyer elects to provide a Security Agreement, Seller shall provide Seller with a first priority lien and security interest in the Buyer Collateral as provided by the Security Agreement. Buyer shall notify Seller promptly upon gaining knowledge (i) of any event causing loss or significant change in circumstances causing material reduction in the value of the Buyer Collateral and the amount of such loss or reduction, or (ii) that the fair market value of the Buyer Collateral in an arm’s length sale to a third party is reasonably likely to be less than Five Million Dollars ($5,000,000.00). If the Buyer Security is in the form of a security interest in Buyer Collateral and Seller has a reasonable belief that the value of the Buyer Collateral is less than Five Million Dollars ($5,000,000.00), Buyer shall provide, after notice from Seller and within no later than ten (10) days of such notice, reasonable assurances of the value of the Buyer Collateral. If Seller, acting reasonably, is not satisfied with the assurances of value provided by Buyer, Seller may engage a third party, neutral, appraiser to conduct an appraisal of the Buyer Collateral and Buyer shall cooperate in connection therewith. If such appraisal confirms that the value of the Buyer Collateral is equal to or greater than Five Million Dollars ($5,000,000.00), Seller shall be solely responsible for the costs of the appraisal conducted by such third party. If the appraisal finds that the Buyer Collateral has a value less than Five Million Dollars ($5,000,000.00), Buyer shall be solely responsible for the cost of the appraisal, Buyer shall pay or reimburse Seller within ten (10) days of request for the cost of the appraisal and Buyer shall modify and/or enhance the Buyer Security to provide a value of at least Five Million Dollars ($5,000,000.00) and provide Seller evidence thereof within ten (10) days thereof.
(b)If Buyer elects not to provide a Security Agreement, then:
(i)it shall provide a Letter of Credit to Seller in the Letter of Credit Amount.
(ii)The issuer of the Letter of Credit shall have and maintain a credit rating equivalent to BBB- (or better) from Standard & Poors and Baa3 (or better) from Moodys. If such credit rating is BBB- or Baa3, the issuer must not be on credit watch by any rating agency. If the issuer of the Letter of Credit fails to maintain such credit ratings or is on such credit watch, Buyer shall promptly notify Seller in writing and provide a Letter of Credit from a new issuer satisfying the requirements of this section.
(iii)The Letter of Credit must be for a minimum term of three hundred sixty (360) days. Buyer shall give Seller at least thirty (30) days advance written notice prior to any expiration or earlier termination of the Letter of Credit. Buyer shall cause the renewal or extension of the Letter of Credit for additional consecutive terms of three hundred sixty (360) days or more (or, if shorter, the remainder of the Term) more than thirty (30) days prior to each expiration date of the Letter of Credit. If the Letter of Credit is not renewed or extended at least thirty (30) days prior to its expiration date or otherwise is terminated early, Seller shall have the right to draw immediately upon the Letter of Credit and to place the amounts so drawn in an escrow account until and unless Buyer provides a substitute Letter of Credit or until utilized to satisfy such amounts due as contemplated by this section.
(iv)Assuming there are no requests for Payment that have not been fully satisfied, no later than thirty (30) days following written notice from Buyer it has the

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removed the Facility and restored the Site pursuant to the terms and conditions of this Agreement and the Site Lease: (Y) Seller shall return the Buyer Security to Buyer if it is a Letter of Credit; or (Z) make any and all necessary filings, to the reasonable satisfaction of Buyer, to terminate its security interest in the Buyer Collateral. The Letter of Credit shall not be returned, or the security interest terminated, if Seller has drawn from the Letter of Credit prior to removal of the Facility or within such thirty (30) days.
(v)In the event of any Payments owing from Buyer or any of their Affiliates to any Seller Indemnified Party pursuant to this Agreement or the Site Lease, resulting in an Event of Default hereunder or in an Event of Default (as defined in the Site Lease) that, to the extent an opportunity to cure is applicable, has not been cured within the applicable time periods permitted under this Agreement or the Site Lease, as applicable, Seller, may in its discretion as a non-exclusive remedy: (Y) take any actions allowed under the Security Agreement, including, without limitation, entry upon the Site and removal and sale of the Buyer Collateral or (Z) draw from the Letter of Credit, to satisfy such Payment.
1.9Inspection of Books and Records; Accounting. Each party hereto shall have the right to inspect, audit, copy and verify the books, charts and records of the other party pertaining to the operations and the transactions that are the subject matter of this Agreement, at the office of the other party where such records are maintained, during normal business hours upon five (5) calendar days advance written notice. Each party agrees to keep its books and records of account so pertaining to this Agreement in accordance with generally accepted accounting principles and practices in the industry. If either party finds at any time within two (2) years after the date of any payment made hereunder that there has been an overpayment or underpayment to Seller or Buyer, the party finding the error shall promptly notify the other party in writing detailing the amount and explanation of the error. In the event of an underpayment to Seller, Buyer shall pay the amount due within fifteen (15) days after the receipt of the bill correcting such error, with interest in the manner provided in Section 5.3. In the event of an overpayment to Seller, Buyer may only offset such overpayment against future payments due to Seller hereunder.
1.10Quarterly Reports. Buyer agrees to provide quarterly written or electronic reports to Seller regarding the status of the Facility, its output and any anticipated changes therein. In addition, the parties agree to hold direct communications on at least quarterly basis to discuss Buyer’s reports and current and projected landfill operations at the Landfill. In addition, Buyer agrees to provide to Seller promptly, but in any case, within no less than five (5) business days after receiving a request therefor, with any information available to Buyer with respect to (a) its operations or (b) the Landfill Gas being made available to Buyer that Seller requests for reporting or compliance purposes with respect to Seller’s operations at or obligations relating to the Landfill. If Buyer believes that any information requested by Seller is confidential or proprietary in nature, it shall notify Seller of that fact, and Seller shall maintain the confidentiality of such information pursuant to the provisions of Section 11.15 below.
1.11Electronic Information. In no way limiting any other provisions of this Agreement, Buyer agrees to give Seller internet or electronic access to all data and materials relating to the performance of the Facility that are made available to any Energy Customers. Nothing in this Section shall require Buyer to disclose proprietary or trade secret information or cause Buyer to incur unreasonable costs as determined by Buyer in its reasonable discretion. In addition, Buyer agrees to provide to Seller promptly, but in any case, within no less than five (5) business days after receiving a request therefor, with any information available to Buyer with respect to (a) its operations or (b) the Landfill Gas being made available to Buyer that Seller requests for reporting or compliance purposes with respect to Seller’s operations at or obligations relating to the Landfill. If Buyer believes that any information requested by Seller is confidential or proprietary in nature, it shall notify Seller of that fact, and Seller shall maintain the confidentiality of such information pursuant to the provisions of this Agreement.

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1.12Air Emission Permitting. Both parties agree that they will not voluntarily take the position that the activities of Seller and Buyer at the Landfill should be treated as a combined or single source. In addition to any other right or remedy of the parties, if any Government Entity, pursuant to its application or interpretation of any Applicable Laws, or otherwise, is successful in asserting the position that activities of Seller and Buyer at the Landfill will be treated as a combined or single source for purposes of air permitting of air emission, the parties, in their discretion, may attempt to renegotiate in good faith, and for a specified time, the terms and conditions of this Agreement to account for the increased burden of such regulatory activity on the parties. In the event such renegotiations are unsuccessful, Seller may terminate this Agreement effective upon ten (10) days written notice to Buyer; provided, if within such ten (10) day period Buyer agrees in writing to pay Seller all cost and expenses Seller incurs with respect to such treatment as a combined or single source, such termination shall be null and void.
1.13Non-Dedication of Facilities. Unless otherwise required by Applicable Law, neither party shall dedicate any part of any facility owned or operated by it at or related to the Landfill for the production of electricity to the public generally and indiscriminately, for the exercise of a public franchise, or in the exercise of a public utility function.
Article 7
Measurement
1.1Metering and Measurement. Buyer shall install and maintain the equipment necessary to measure the volume of the Landfill Gas delivered by Seller to Buyer at the Delivery Point, as well as any other information with respect to the Landfill Gas that Seller is required by Applicable Law to capture, monitor or report.
1.2Calibration.
(a)Buyer shall calibrate the equipment utilized to satisfy the terms of Section 7.1 at least once every six (6) months or more frequently as may be necessary to obtain accurate measurements or as required by Applicable Law. Buyer shall give Seller at least three (3) business days’ prior written notice of the time and date for such calibration so that Seller may have, if Seller so elects, a representative present at any such calibration.
(b)Each party shall have the right to have its representatives and agents present at any installing, reading, cleaning, changing, repairing, inspecting, testing, calibrating, or adjusting done in connection with the equipment utilized to satisfy the terms of Section 7.1.
(c)If, for any reason, the equipment utilized to satisfy the terms of Section 7.1 is out of service or out of repair so that the quantity of Landfill Gas delivered through such equipment cannot be ascertained or computed from the readings thereof, then the quantity of Landfill Gas so delivered during the period such equipment is out of service or out of repair shall be estimated and agreed upon by Buyer and Seller by means of extrapolation for the period in question
1.3Specific Metering Issues. For purposes of this Agreement, atmospheric pressure is assumed, unless otherwise established by the standard gas measurement procedures in the industry, to be 14.74 psia. In addition, the specific gravity and the gross heating value of the gas flowing through the meter(s) may be determined by “on-site” sampling and laboratory analysis or by any other method that is of standard industry practice. The unit of measurement is one cubic foot at a pressure base of 14.74 psia and at a temperature base of sixty (60) degrees Fahrenheit. Meter measurements shall be computed by Buyer into such units in accordance with the ideal gas laws for volume variations due to metered pressure and corrected for deviation using average values of recorded specific gravity and flowing temperature.

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Article 8
Default and Damages
1.1Event of Default. The occurrence of any of the following events or conditions shall constitute an event of default (an “Event of Default”) under this Agreement:
(a)Seller fails to receive from Buyer when due and payable any payment or amount due under this Agreement within ten (10) days after giving written notice to Buyer of the nonpayment.
(b)Failure of either party to satisfy and perform, in any material respect, any of the obligations (other than such obligations covered by items (a), (c), (d), (e), (f), (g) or (h) of this Section 8.1) imposed on it by the terms, covenants or promises of this Agreement, and such failure is not cured to the other party’s reasonable satisfaction within sixty (60) days after written notice to the defaulting party (“Notice of Default”) specifying the nature of the failure. Notwithstanding the foregoing, if the failure is beyond the reasonable control of the defaulting party, is of a nature that cannot reasonably be cured within such sixty (60) day period, but is curable, and cannot be cured by the payment of money (a “Nonmonetary Default”), then, so long as the defaulting party has begun all reasonable efforts to cure such failure and within sixty (60) days after the Notice of Default is diligently pursuing the curing of the failure, the defaulting party shall have a period of one hundred eighty (180) days from receipt of such Notice of Default within which to cure the Nonmonetary Default. Lack of finances or lack of financial resources of the party claiming that a failure is a Nonmonetary Default shall never excuse the payment of money nor cause a failure to constitute a Nonmonetary Default, nor shall it be considered an event of Force Majeure.
(c)Notwithstanding the provisions of subsection (b) above, if any breach or default by Buyer under this Agreement subjects Seller to any risk of loss, liabilities, legal actions, penalties, fines, etc., with respect to any permits or authorizations relating to Seller’s primary activities as provided in Section 2.4, Buyer’s right to cure shall be for a period equal to the lesser of ten (10) business days or such lesser period as may be mandated by any applicable Government Entity with respect to Seller’s obligation to cure or rectify any violations relating to its permits or other authorizations. Any Notice of Default given pursuant to this Section shall include a specific reference to this subsection.
(d)(i) Either party becomes insolvent or unable to pay its debts when due; generally fails to pay its debts when due; files a petition in any bankruptcy, reorganization, winding up, or liquidation proceeding or other proceeding analogous in purpose or effect relating to such party; applies for or consents to the appointment of a receiver, trustee, or other custodian for the bankruptcy, reorganization, winding up or liquidation of such party; makes an assignment for the benefit of creditors; or admits in writing that it is unable to pay its debts; or (ii) any court order or judgment is entered confirming the bankruptcy or insolvency of Buyer or Seller, or approving any reorganization, winding up or liquidation of Buyer or Seller or a substantial portion of its assets; or (iii) there is instituted against Buyer or Seller any bankruptcy, reorganization, winding up or liquidation proceeding, or other proceeding analogous in purpose or effect, and the same is not dismissed within ninety (90) days after the institution thereof, or (iv) a receiver, trustee or other custodian is appointed for any part of the assets of Buyer or Seller.
(e)An event of default has occurred and not been cured under the Site Lease or the Security Agreement.

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(f)Any breach of a party’s representations and warranties in this Agreement that is not cured to the other party’s reasonable satisfaction within sixty (60) days after written notice to the breaching party.
(g)The failure of Buyer to timely provide the Buyer Security.
(h)The reasonable determination by Seller that Buyer’s record of compliance with all Applicable Laws, regardless of the determination or lack thereof by any Government Entity, shall prevent or materially delay Seller’s receiving or maintaining any necessary permits, licenses, authorizations, or approvals to operate or expand the Landfill.
1.2Seller’s Remedies. At any time after an Event of Default by Buyer has occurred and not been cured as provided in Section 8.1 (if applicable), Seller may without obligation do any one or more of the following (all such remedies being cumulative):
(a)Terminate this Agreement and cease to deliver Landfill Gas to Buyer.
(b)Remove all or part of the Collection System and/or any additions, improvements, equipment and fixtures of Seller on the Landfill.
(c)Sell Landfill Gas to any Person or utilize such Landfill Gas, including for commercial purposes.
(d)Proceed to protect and enforce any or all its rights and remedies under this Agreement and to exercise any or all other rights and remedies available to it at law, in equity or by statute.
1.3Buyer’s Remedies. At any time after an Event of Default by Seller has occurred and not been cured as provided in Section 8.1, Buyer may without obligation do any one or more of the following (all such remedies being cumulative):
(a)Terminate this Agreement and cease to purchase Landfill Gas from Seller.
(b)Remove all or part of the Facility and/or any additions, improvements, equipment and fixtures or property of Buyer on the property leased pursuant to the Site Lease.
(c)Remain on and in possession of the premises subject to the Site Lease through the term of the Site Lease and continue to operate and sell electricity from the Facility.
(d)Proceed to protect and enforce any or all of its rights and remedies under this Agreement and to exercise any and all rights and remedies available to it at law, in equity or by statute.
Article 9
Arbitration/Dispute Resolution
1.1Arbitration/Dispute Resolution. Except with respect to any claim seeking injunctive relief or specific performance, any controversy, claim, dispute, determination or misunderstanding arising out of or relating to this Agreement, or the breach thereof, not otherwise resolved by written agreement of the parties within thirty (30) days from the date of written notice of such dispute by either party to the other party, shall be submitted to arbitration in accordance with the then current rules of the American Arbitration Association. The request for arbitration shall be made within a reasonable time after the dispute or claim arises, and in no event after it would be barred by an applicable statute of limitations. The requesting party shall

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appoint one arbitrator in the writing requesting arbitration; the responding party shall appoint one arbitrator within fifteen (15) days thereafter. The two arbitrators so selected shall then appoint a third arbitrator within ten (10) days. If any party fails to appoint its arbitrator, or the two arbitrators fail to agree on a third arbitrator within the specified time periods, then the other party, or the requesting party if the failure is with the two arbitrators, shall request that the then Presiding Judge of the Superior Court of the State of Arizona, County of Maricopa, make such appointment. The parties agree that the American Arbitration Association Commercial Arbitration Rules are modified as follows: the procedures set forth in the Federal Rules of Civil Procedure applicable in the State of Arizona will govern the arbitration, including those relating to disclosures and listing of witnesses and exhibits, initiation and completion of discovery, and dispositive motions. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Unless otherwise mutually agreed by the parties, arbitration hearings shall be held in the city of Phoenix, Arizona. All time periods set by the rules shall be adhered to by all parties and arbitrators. The arbitrators shall be expressly limited by any limitation on damages provided by this Agreement.
Article 10
Representations and Warranties
1.1Buyer Representations. Buyer hereby represents and warrants to Seller as of the Effective Date as follows:
(a)Existence. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business in the State of Massachusetts. Buyer has the power and lawful authority to enter into and perform its obligations under this Agreement and any other documents required by this Agreement to be delivered by Buyer.
(b)Authorization. The execution, delivery, and performance by Buyer of and under this Agreement and any related agreements have been duly authorized by all necessary corporate action on its behalf, and do not and will not violate any provision of its organizational documents or result in a material breach of or constitute a material default under any agreement, indenture, or instrument of which it is a party or by which it or its properties may be bound or affected.
(c)Litigation. There are no actions, suits, or proceedings pending or, to the best of Buyer’s knowledge, threatened against Buyer or any of its properties before any court or governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to it, would have a material adverse effect on the transactions contemplated by this Agreement.
(d)Execution. Buyer has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.
(e)No Lender Consent. There is no consent or approval necessary from, and no notice required to be provided to, any Person providing senior or subordinated construction, interim, or long-term debt or refinancing to Buyer or any of its Affiliates for or in connection with the development, construction, the Facility procurement, installation or operation of the Facility. There is no collateral assignment of this Agreement, or the rights and benefits under this Agreement, to any Person in connection with any such debt or refinancing.

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1.2Seller Representations. Seller hereby represents and warrants to Buyer as of the Effective Date as follows:
(a)Existence. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Massachusetts. Seller has the power and lawful authority to enter into and perform its obligations under this Agreement and any other documents required by this Agreement to be delivered by Seller.
(b)Authorization. The execution, delivery, and performance by Seller of and under this Agreement and any related agreements have been duly authorized by all necessary corporate action on its behalf, and do not and will not violate any provision of its organizational documents or result in a material breach of or constitute a material default under any agreement, indenture, or instrument of which it is a party or by which it or its properties may be bound or affected.
(c)Litigation. There are no actions, suits, or proceedings pending or, to the best of Seller’s knowledge, threatened against Seller or any of its properties before any court or governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to Seller, would have a material adverse effect on the transactions contemplated by this Agreement.
(d)Execution. Seller has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.
1.3Representations and Warranties - General. Each party acknowledges that its representations and warranties as set forth above will be relied upon by the other in entering into and performing under this Agreement. The representations and warranties contained in this Article shall survive the termination of this Agreement.
1.4DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. THE REPRESENTATIONS AND WARRANTIES MADE BY THE PARTIES IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY OTHER IMPLIED WARRANTY. EACH PARTY HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE BY A PARTY OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION.
Article 11
Force Majeure
1.1If either party is rendered unable, wholly or in part, by the occurrence of a Force Majeure event to carry out its obligations under this Agreement, that party shall give to the other party prompt written notice of the Force Majeure event, which notice shall include a description of the nature of the Force Majeure event, its cause and possible consequences, its direct impact on the party’s inability to perform all or any part of its obligations under this Agreement, the expected duration of the event, and the steps being taken or proposed to be taken by the affected party to overcome the event; thereupon, the obligations of the party giving the notice shall be suspended (a) during, but no longer than, the continuance of the Force Majeure event, and (b) only with respect to the party’s specific obligations hereunder affected by the Force Majeure

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event; provided that if the Force Majeure event continues for more than twelve (12) consecutive months, the party that has not asserted Force Majeure may terminate this Agreement without liability to the other party, except for payments due to such date and any breach or default of this Agreement prior to the effective date of such termination, upon giving written notice to the other party. The party claiming Force Majeure shall promptly notify the other party of the termination of such event.
Article 12
Miscellaneous
1.1Amendment. This Agreement may only be modified, amended or supplemented by an instrument in writing executed by Buyer and Seller.
1.2Governing Law; Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Arizona as applied to agreements among Arizona residents entered into and to be performed entirely within Arizona, without application of any conflicts of laws. Each party to this Agreement consents to the jurisdiction over it of the courts of the State of Arizona in the City of Phoenix.
1.3Notices. All notices or other communications required or permitted under this Agreement shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party. Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three (3) business days after the deposit in the United States mail of a writing addressed and sent as provided below or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section. Such notice shall be addressed as follows:
If to Buyer, addressed to it at:
OPAL Fuels LLC
One North Lexington Ave., Suite 1450
White Plains, New York 10601
with a copy to:
OPAL Fuels LLC
5087 Junction Road
Lockport, NY 14094
Attn: General Counsel
E-mail: noticeofficer@opalfuels.com
If to Seller, addressed to it at:
[***]
with copies to:
[***]
and
[***]

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1.4Headings. Headings or captions herein are merely for convenience and are not a part of this Agreement and shall not in any way modify or affect the provisions of this Agreement.
1.5Attorneys’ Fees. In the event of any action at law or in equity between the parties arising from or in connection with this Agreement, the prevailing party shall be entitled, in addition to such other relief as may be granted, its reasonable attorneys’ fees, expert witness fees, litigation or arbitration related expenses, and court costs in such litigation or proceeding, to be fixed by the court, and the amount of such costs and expenses shall be added to the amount of such judgment. In the event any dispute is arbitrated, fees and costs referred to in this Section shall be awarded in the discretion of the arbitrator(s). For purposes of this Section, the term “prevailing party” means the net winner of the dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other party. If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the successful party from the date of the offer forward.
1.6No Waiver. No delay or omission to exercise any right or power shall be construed to be a waiver of any default or acquiescence therein or a waiver of any right or power, and every such right and power may be exercised from time to time and as often as may be deemed expedient. Either party’s acceptance of any performance due hereunder that does not comply strictly with the terms hereof shall not be deemed to be waiver of any right of such party to strict performance by the other party. Acceptance of past due amounts or partial payments shall not constitute a waiver of full and timely payment of any sums due hereunder.
1.7Electronic Signatures; Counterparts. Electronic signatures (including .pdf) of the parties hereto shall be acceptable for all purposes. This Agreement may be executed in two or more originals, electronic counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
1.8Severability. If any term or provision of this Agreement should be held invalid or unenforceable, the parties to this Agreement shall endeavor to replace such invalid terms or provisions by valid terms and provisions that correspond to the best of their original economic and general intentions. The invalidity or unenforceability of any term or provision hereof shall not be deemed to render the other terms or provisions hereof invalid or unenforceable.
1.9Entire Agreement. This Agreement and the Site Lease are expressly acknowledged to constitute the entire agreement between Buyer and Seller relating to the subject matter hereof and to supersede all prior written and oral agreements and understandings and all contemporaneous oral representations or warranties in connection therewith; provided, however, and notwithstanding anything to the contrary set forth in this Agreement or the Site Lease, each of the parties hereto shall remain responsible and liable for any breach or default occurring prior to the Effective Date under the Second Amended and Restated GSPA and the Second Amended and Restated Site Lease. Neither Buyer nor Seller have made and do not make any representations or warranties, expressed or implied, except as herein specifically set forth, and Buyer and Seller hereby expressly acknowledge that no such representations or warranties have been made by the other party.
1.10Compliance with Laws. Each party to this Agreement shall comply with any and all Applicable Laws that affect such party’s duties, obligations and performance pursuant to this Agreement. Seller and Buyer shall timely make any necessary regulatory filings and make copies of such filings available to the other party.

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1.11Successors and Assigns.
(a)In General. This Agreement and all of the terms, conditions and limitations contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that except as otherwise provided herein, neither party hereto shall assign this Agreement, nor any interest, rights or obligations herein without first obtaining the written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed; provided that Seller may assign all of its rights, duties and obligations hereunder to a third party purchaser of (i) the Landfill, (ii) Seller, or (iii) substantially all of the assets of Seller without the consent of Buyer (provided that with respect to (i) and (iii) any such purchaser agrees in a writing in form and substance reasonably satisfactory to Buyer to assume all of Seller’s duties and obligations hereunder). Notwithstanding anything herein to the contrary, and in no way limiting the foregoing, Buyer acknowledges and agrees that Seller’s refusal to consent to a proposed assignment by Buyer shall not be deemed unreasonable if, among other things: (W) Seller, or any of its Affiliates, has a significant or material history of litigation or disputes involving the proposed assignee or any of its Affiliates; (X) the proposed assignee is, or is an Affiliate of, a competitor of Seller, its parent company or Affiliates, in the waste disposal or waste hauling business; (Y) the proposed assignee is not considered creditworthy by Seller in its reasonable judgment, which, at a minimum, means having financial capability that is not less than the financial capability of Buyer as of the Effective Date of this Agreement; or (Z) the proposed assignee does not, in Seller’s reasonable judgment, have the requisite technical experience relating to the assumption of Buyer’s obligations hereunder (each a “Prohibited Transferee”).
(b)Collateral Assignment. Notwithstanding anything to the contrary set forth in this Agreement, Buyer may not assign this Agreement as collateral for financing from one or more lenders, or any security agent of such lender(s) without the prior written consent of Seller, such consent to be in Seller’s sole discretion.
(c)Assignment to Affiliate of Buyer. Notwithstanding the foregoing, Buyer may assign this Agreement to an Affiliate of Buyer, without the consent of Seller as long as (i) the Affiliate/assignee is not a Prohibited Transferee, and (ii) Buyer guarantees the performance hereunder of any such Affiliate/assignee; provided, however, that if at any time an Affiliate/assignee no longer qualifies as an Affiliate of Buyer, the provisions of this Section 12.11 shall apply.
(d)Change of Control. For purposes of this Agreement and except as provided in the immediately following sentence, a change in direct or indirect control of Buyer shall be deemed to be an assignment of Buyer’s rights and obligations under this Agreement and subject to the provisions of this Section 12.11 (a “Deemed Assignment”), except where such Deemed Assignment is to (i) an Affiliate of Buyer that is not a Prohibited Transferee, or (ii) a financial institution exercising its rights with respect to equity interests of Buyer or one or more of its Affiliates pursuant to a security agreement and such financial institution is not a Prohibited Transferee (provided that any subsequent assignment of this Agreement, or any interest, rights or obligations herein, caused by such financial institution or any subsequent change in direct or indirect control of Buyer caused by such financial institution, shall each be deemed to be an assignment of Buyer’s rights and obligations and subject to the provisions of this Section 12.11).
(e)For further clarity and the avoidance of doubt, (i) the assignment, sale or transfer of the equity of any entity holding ownership interests of Buyer shall constitute a Deemed Assignment and shall be subject to the provisions of this Section 12.11, and (ii) the assignment, sale or transfer of the equity of any entity that is publicly traded on a stock exchange in the United States or Europe and that indirectly holds ownership interests in Buyer through one or more subsidiaries, shall not constitute a Deemed Assignment and shall not be subject to the

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provisions of this Section 12.11; provided, however, that within fifteen (15) business days of any request by Seller, Buyer shall provide reasonable evidence of OPAL Fuels LLC or an Affiliate of OPAL Fuels LLC possession of the power to direct or cause the direction of day-to-day management and policies of the Buyer, such as a copy of a management services agreement, operating agreement or similar documentation between Buyer or a Buyer Affiliate concerning the Facility. In submitting such information, Buyer may redact any information that is confidential to other party or parties to such agreements.
1.12Interpretation. The terms and provisions are not to be construed more liberally in favor of, nor more strictly against, either party. To the extent the mutual covenants of the parties under this Agreement create obligations that extend beyond the termination or expiration of this Agreement, the applicable provisions of this Agreement shall be deemed to survive such termination or expiration for the limited purpose of enforcing such covenants and obligations in accordance with the terms of this Agreement. All schedules and exhibits attached hereto are incorporated herein by this reference.
1.13Further Assurances. The parties shall perform all such acts (including, without limitation, executing and delivering instruments and documents) as reasonably may be necessary to fully effectuate the intent and each and all of the purposes of this Agreement, including consents to any assignments, transfers, subleases, or easements permitted hereunder.
1.14No Partnership. Nothing contained in this Agreement shall be construed to create any association, trust, partnership, or joint venture or impose a trust or partnership, duty, obligation, or liability or an agency relationship on, or with regard to, either party. Neither party hereto shall have the right to bind or obligate the other in any way or manner unless otherwise provided for herein.
1.15Confidential Information. Except as required by Applicable Law, neither party shall, without the prior written consent of the disclosing party, disclose (regardless of the form of disclosure) any Confidential Information (as hereinafter defined) to any third parties other than consultants, agents, representatives, actual or potential financiers, or employees of the receiving party (“Recipients”) who (a) shall keep such Confidential Information confidential, and (b) need access to such Confidential Information to assist the receiving party in the exercise of its rights and the performance of its obligations under this Agreement. The receiving party shall notify any Recipients of the confidential nature of the Confidential Information, and the receiving party hereby agrees to be responsible for any breach of the terms of this Section by any Recipients of Confidential Information from the receiving party. “Confidential Information” shall mean this Agreement and the terms and conditions hereof and all data developed or collected by one party and provided to the other party or its agents (i) in connection with the Landfill, Seller’s facilities and/or operation, or the Facility and/or operations, or (ii) as a result of any of the rights granted to, or obligations undertaken by, either party pursuant to this Agreement, whether or not designated as confidential, but shall not include information to the extent such information (1) is in the public domain at the time of disclosure, or (2) following disclosure, becomes generally known or available through no action or omission on the part of the receiving party, or (3) is known, or becomes known to the receiving party from a source other than the disclosing party or its representatives provided that disclosure by such source is not in breach of a confidentiality agreement with the disclosing party, or (4) is legally required to be disclosed by judicial or other governmental action; provided, however, that the receiving party shall make reasonable efforts to resist disclosure of such information, and further provided, that prompt notice of any judicial or other governmental action shall have been given to the disclosing party and that the disclosing party shall be afforded the opportunity (consistent with the legal obligations of the receiving party) to exhaust all reasonable legal remedies to maintain the Confidential Information in confidence. In no way limiting the foregoing, Buyer acknowledges and agrees that data collected or extrapolated by Buyer pursuant to its duties and obligations hereunder with respect to the

22

Collection System, the Landfill, or Seller’s operations shall remain confidential for all purposes of this Agreement other than the limited disclosure required by Buyer or Seller for regulatory purposes. In the event that there is a breach by either party of the provisions of this Section, the disclosing party shall be entitled to a temporary and permanent injunction to restrain the receiving party from disclosing in whole or in part any Confidential Information, as prohibited hereunder, and the disclosing party shall be entitled to reimbursement for all costs and expenses, including reasonable attorney’s fees, in connection therewith. Nothing in this Section shall be construed as prohibiting the disclosing party from pursuing such other remedies available to it for such breach including the recovery of damages from the receiving party.
1.16Third Party Beneficiaries. This Agreement is intended to be solely for the benefit of the parties hereto and their successors and permitted assignees and is not intended to and shall not confer any rights or benefits on any other third party not a signatory hereto, except as provided in Section 6.7.
1.17WAIVER OF DAMAGES; NON-RELIANCE. EXCEPT IN CONNECTION WITH CLAIMS BY THIRD PARTIES THAT ARE NOT AFFILIATES OF ANY PARTY HERETO OR THE FRAUD OR WILLFUL MISCONDUCT OF EITHER PARTY HERETO OR ITS RESPECTIVE AFFILIATES, NEITHER PARTY HEREUNDER SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, LOSS OF USE, LOST PROFITS, INCIDENTAL OR CONSEQUENTIAL (OTHER THAN ACTUAL AND DIRECT) DAMAGES ARISING UNDER OR OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN. NEITHER PARTY HERETO HAS RELIED UPON, AND SHALL NOT ASSERT THAT IT HAS RELIED UPON, ANY INFORMATION REGARDING BUYER, THE FACILITY, SELLER, THE LANDFILL, THE LANDFILL GAS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND NONE OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER, SELLER OR ANY RESPECTIVE AFFILIATE OF A PARTY HERETO RESULTING FROM THE FURNISHING OF SUCH INFORMATION TO THAT PARTY OR AN AFFILIATE OF SUCH PARTY OR ANY RELIANCE ON, ANY SUCH INFORMATION OR ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO A PARTY HERETO, A RESPECTIVE AFFILIATE OF SUCH PARTY IN ANY FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
1.18Publicity and Corporate Identity. Neither party may use the name, trade name, trademarks, service marks, or logos of the other party or the existence of this Agreement or the project described herein or any likeness, photo, film or similar like kind reproduction of the other’s facilities or property in any publicity releases, news releases, annual reports, signage, stationery, print literature, advertising, or websites without securing the prior written consent of the other party, which consent shall not be unreasonably withheld. Neither party shall issue any publicity or news releases regarding the Facility or project at the Landfill without the written consent of the other party, which consent shall not be unreasonably withheld. The parties shall not, without prior written consent of the other party, represent, directly or indirectly, that any product or service offered by the party has been approved or endorsed by the other party.
[Signature page to follow]

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IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement to be effective as of the Effective Date.

SELLER: [***] By: [***] Name: [***] Title: [***] Date Signed: August 10 , 2023	BUYER: FALL RIVER RENEWABLE POWER LLC, a Delaware limited liability company By: /s/ J. G. Maurer Name: Jonathan Maurer Title: Co-Chief Executive Officer Date Signed: August 11 , 2023

[Signature Page to Third Amended and Restated Gas Sale and Purchase Agreement]

EXHIBIT A
[***]

EXHIBIT B
[***]

Exhibit B-1

EXHIBIT C
FORM OF SECURITY AGREEMENT

SECURITY AGREEMENT
between
Fall River Renewable Power LLC,
as Grantor
and
[***],
as Secured Party

Dated as of _______________ __, 20__

Exhibit C-<#>

TABLE OF CONTENTS

Exhibit C-1

Annex 1 - Organization and Chief Executive Office of Grantor

Exhibit C-2

SECURITY AGREEMENT11
This SECURITY AGREEMENT (this “Agreement”), dated as of ______________, 20__ is made by and between FALL RIVER RENEWABLE POWER LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Grantor”), and [***], a Massachusetts corporation (“Secured Party”).
RECITALS:
A.    Pursuant to that certain Third Amended and Restated Gas Sale and Purchase Agreement dated as of ______________ __, 2023, by and between Secured Party and Grantor (as amended, restated, supplemented or otherwise modified from time to time, the “GSPA”), Secured Party will sell to Grantor, and Grantor will purchase from Secured Party, Landfill Gas collected at the Landfill for use in the Facility for processing and generation of electricity utilizing a new processing, and generating facility to be built, owned and operated by Grantor on the Landfill.
B.    Pursuant to that certain Third Amended and Restated Site Lease Agreement dated as of ______________ __, 2023, by and between Secured Party and Grantor (as amended, restated, supplemented or otherwise modified from time to time, the “Site Lease”), Secured Party will lease the Site to Grantor for the purpose of constructing, maintaining and operating the Facility.
C.    Secured Party has agreed to enter into the GSPA and sell to Grantor such Landfill Gas collected at the Landfill on the condition that Grantor provide certain Buyer Security; and this Agreement is being delivered in satisfaction of such requirement.
NOW, THEREFORE, in consideration of the foregoing covenants and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantor hereby agrees with Secured Party as follows:
Article I
DEFINITIONS
Section 1.01.Certain Defined Terms.
(a)Each capitalized term used and not otherwise defined herein shall have the meaning assigned to such term (whether directly or by reference to another agreement or document) in the GSPA. The rules of interpretation set forth in the GSPA are hereby incorporated by reference as if fully set forth herein.
(b)In addition to the terms defined in the GSPA, the preamble and the recitals, the following terms shall have the following respective meanings:

“Business Day” means any day that is not a Saturday, a Sunday, or a recognized holiday in the state of Massachusetts.
“Collateral” means as defined at Section 2.01.

Exhibit C-3

“Discharge Date” shall mean earlier of (a) the date on which all of the Secured Obligations of Grantor under the GSPA shall have been indefeasibly paid in full in immediately available funds and (b) the date, as long as a foreclosure action has not been commenced against Grantor, Grantor has provided to Secured Party a Letter of Credit in the Letter of Credit Amount in accordance with the terms and conditions of Sections 6.8(b) and (c) of the GSPA. If a foreclosure action has been commenced against Grantor and Grantor wishes to provide to Secured Party a Letter of Credit in the Letter of Credit Amount, Grantor must obtain Secured Party’s prior written consent, which may be granted or withheld in Secured Party’s sole and absolute discretion.
“GSPA” has the meaning assigned to the term in the recitals of this Agreement.
“Lien” means any assignment (including an assignment for security purposes), mortgage or deed of trust encumbering an interest in real property, lien, charge, pledge, security interest or other encumbrance on property.
“Permitted Liens” means (a) any Liens arising under this Agreement, the GSPA, or the Site Lease; (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; (c) materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business or in the construction, restoration, repair or replacement of the Facility, in each case either for obligations not delinquent for a period of more than sixty (60) days or being contested in good faith by appropriate proceedings; (d) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance, social security and other applicable laws and regulations for obligations not delinquent for a period of more than sixty (60) days or being contested in good faith by appropriate proceedings; (e) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith; (f) easements, zoning restrictions, rights-of-way or other encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially interfere with the ordinary conduct of business of the Grantor or the development, construction or operation of the Facility or otherwise interfere with or impair the value of any Collateral; and (g) Liens that are subordinated to the Liens arising under this Agreement, the GSPA, or the Site Lease.
“Proceeds” has the meaning assigned to the term “proceeds” in the Uniform Commercial Code.
“Secured Obligations” shall mean any and all payment obligations of Grantor owing to Secured Party and its Affiliates, and their respective directors, officers, partners, shareholders, employees, agents, representatives, co-venturers, successors, permitted assigns, contractors or servants pursuant to the GSPA or the Site Lease.
“Security Event of Default” means (a) an Event of Default pursuant to Section 8.1(a) of the GSPA has occurred and is continuing (which shall include the failure to satisfy any payment obligations of Grantor owing to Secured Party and its Affiliates, and their respective directors, officers, partners, shareholders, employees, agents, representatives, co-venturers, successors, permitted assigns, contractors or servants pursuant to the GSPA or the Site Lease), (b) an Event of Default as defined in the Site Lease has occurred and is continuing (which shall include the failure to make any payment), and/or (c) Grantor has breached a material covenant hereunder and failed to cure within thirty (30) days after receipt of written notice from Secured Party concerning such breach.
“Site Lease” has the meaning assigned to the term in the recitals of this Agreement.

Exhibit C-4

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in under the laws of the State of New York.
Article II
THE COLLATERAL
Section 1.01.Grant. As collateral security for the prompt payment of the Secured Obligations in full when due, Grantor hereby pledges and grants to Secured Party a first priority lien and security interest in and to all of the following property of Grantor (subject to any Permitted Liens), wherever located, whether now owned or in the future acquired by Grantor and whether now existing or in the future coming into existence (collectively, the “Collateral”):
All of Grantor’s personal property and fixtures, wherever located, whether now or hereafter owned, existing or acquired or hereafter arising, including, without limitation, the following: all accounts, inventory, equipment, general intangibles (including, without limitation, trade names, permits, licenses and other intangible property rights), fixtures, goods, leasehold improvements, documents, instruments, chattel paper, money, deposit accounts, accounts receivable, rights to draw on letters and advices of credit and the cash or noncash proceeds (including insurance or other rights to receive payment with respect thereto) of any of the foregoing and all accessions and additions to and replacements of the foregoing, and all books and records pertaining to any of the foregoing.
Section 1.02.Financing Statements. Grantor authorizes Secured Party to file such financing statements and continuation statements in such offices as are or shall be necessary or as Secured Party may determine to be appropriate to create, perfect and establish the priority of the liens granted by this Agreement in any and all of the Collateral, to preserve the validity, perfection or priority of the liens granted by this Agreement in any and all of the Collateral or to enable Secured Party to exercise its remedies, rights, powers and privileges under this Agreement.
Section 1.03.Use and Defense of Collateral.
(a)So long as no Security Event of Default has occurred and is continuing, Grantor shall be entitled to use and possess the Collateral.
(b)So long as no Security Event of Default has occurred and is continuing, Grantor is free and entitled to sell, transfer, assign, convey, distribute or otherwise dispose of any of the Collateral in the ordinary course of its business but only if such sale, transfer, assignment, conveyance, or distribution (i) has a fair market value of less than One Hundred Thousand Dollars ($100,000.00), (ii) does not impair the ability of the Facility to operate as contemplated under the GSPA, or (iii) does not cause Grantor or the Collateral to fail to comply with the terms and conditions of Section 2.4 of the GSPA. Any sale, transfer, assignment, conveyance, distribution or disposal of the Collateral in excess of One Hundred Thousand ($100,000.00) shall require (Y) Grantor to notify Secured Party in writing at least ten (10) Business Days prior to Grantor’s sale, transfer, assignment, conveyance, distribution or disposal of the Collateral, and (Z) Grantor’s prior written consent, which consent shall not be unreasonably withheld. Grantor shall not sell, transfer, assign, convey, distribute or otherwise dispose of any of the Collateral in a series of transactions where such Collateral has a fair market value of less than One Hundred Thousand Dollars ($100,000.00) with the intent of circumventing the notice and consent requirements of the immediately preceding sentence. For the avoidance of doubt, the restrictions contained in this Section 2.03(b) shall not apply to any sale, transfer, assignment, conveyance or distribution of Collateral that is being replaced with like-kind equipment.

Exhibit C-5

(c)Grantor shall not create, permit or suffer to exist and shall defend the Collateral against, and take such other action as is necessary to remove, any lien in respect of the Collateral (other than Permitted Liens) and shall defend, at their sole cost and expense, the right, title and interest of Secured Party and Grantor in and to any of their rights in, to and under the Collateral against the claims and demands of all persons whomsoever. Grantor shall notify Secured Party promptly upon gaining knowledge of any event causing loss or significant change in circumstances causing material reduction in the value of the Collateral and the amount of such loss or reduction and in no event shall take any action which may impair Secured Party’s rights in the Collateral.
Section 1.04.Rights and Obligations.
(a)Secured Party shall not be required to take steps necessary to preserve any rights against prior parties to any part of the Collateral.
(b)Grantor shall remain liable to perform its duties and obligations under the contracts and agreements included in the Collateral in accordance with their respective terms to the same extent as if this Agreement had not been executed and delivered. The exercise by Secured Party of any right, remedy, power or privilege in respect of this Agreement shall not release Grantor from any of its duties and obligations under those contracts and agreements. Secured Party shall not have any duty, obligation or liability under those contracts, agreements, permits or licenses included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the duties or obligations of Grantor under any such contract, agreement, permit or license or to take any action to collect or enforce any claim (for payment) under any such contract, agreement, permit or license.
(c)No lien granted by this Agreement in Grantor’s right, title and interest in any contracts, agreements, permits or licenses shall be deemed to be a consent by Secured Party to any such contract, agreement, permits or licenses.
Section 1.05.Grantor’s Covenants. In addition to the other covenants herein, Grantor agrees to not, during the term of this Agreement (and any extension thereto):
(a)use or permit the use of any Collateral for any unlawful purpose or in any way that would void any insurance required to be carried in connection therewith;
(b)waste, destroy or abandon the equipment or inventory or any part thereof except for equipment or inventory that, in the good faith judgment of the Grantor, is worn out, obsolete or without material economic value; and
(c)change their name, identity or corporate structure in any manner that might make financing statements filed in connection herewith misleading or ineffective.
Section 1.06.The Secured Party’s Appointment as Attorneys-in-Fact. Effective upon the occurrence and continuance of a Security Event of Default, Grantor hereby irrevocably constitutes and appoints the Secured Party and any officer or agent thereof, with full power of substitution, as their true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of Grantor upon notice thereto but without assent thereof, and in the name of Grantor or in their own names, from time to time, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action, in the Secured Party’s reasonable discretion, and to execute any and all documents and instruments which may be reasonably necessary or desirable in the judgment of the Secured Party, and to take any of the actions permitted under Articles II and V hereof.

Exhibit C-6

Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. The powers conferred on the Secured Party hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon the Secured Party to exercise any such powers. The Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and in no event shall the Secured Party or any of its officers, directors, employees or agents be responsible to Grantor for any act or failure to act, except for willful misconduct, unless a higher standard is imposed by law.
Section 1.07.Termination. Upon the occurrence of the Discharge Date, Secured Party shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect of the Collateral, to or on the order of Grantor. Secured Party shall also execute and deliver to Grantor, at Grantor’s expense, upon such termination such Uniform Commercial Code termination statements and other documentation as shall be reasonably requested by Grantor to effect the termination and release of the liens created under this Agreement. The security interest created hereby shall also be released with respect to any portion of the Collateral that is sold, transferred or otherwise disposed of in compliance with the terms and conditions of this Agreement.
Article III
REPRESENTATIONS
As of the date of this Agreement, Grantor represents and warrants to Secured Party as follows:
Section 1.01.Organization.
(a)Annex 1 correctly sets forth Grantor’s full and correct legal name, type of organization, jurisdiction of organization, organizational identification number (if applicable), chief executive office and mailing address as of the date of this Agreement.
(b)Grantor has not (i) changed its location (as defined in Section 9-307 of the Uniform Commercial Code), (ii) previously changed its name except as set forth on Annex 1 and (iii) previously become a “new debtor” (as defined in the Uniform Commercial Code) with respect to a currently effective security agreement entered into by another Person except as set forth on Annex 1.
Section 1.02.Title. Grantor is the sole beneficial owner of the Collateral in which it purports to grant a lien pursuant to this Agreement, and the Collateral is free and clear of all liens (subject to any Permitted Liens).
Article IV
COVENANTS; INDEMNITY

Exhibit C-7

Section 1.01.Further Assurances. Until the Discharge Date and upon a request from Secured Party, Grantor shall take all necessary action to permit Secured Party immediately to perfect its lien and security interest in the Collateral, except for such Collateral in which a lien or security interest can be perfected only by possession. Such filings shall be in form and substance reasonably required by Secured Party. At Secured Party’s request, Grantor shall execute and deliver to Secured Party, at any time and from time to time hereafter, all supplemental documentation (including, without limitation, deeds, conveyances, mortgages, assignments, notices of assignments, financing statements and continuation statements) that Secured Party may deem desirable or necessary to maintain, preserve, continue or perfect security interest and liens granted Secured Party hereby, in form and substance reasonably acceptable to Secured Party.
Section 1.02.Negative Pledge. Grantor shall not create, incur, assume or suffer to exist any Lien with respect to any of the Collateral other than Permitted Liens.
Section 1.03.Indemnity. In no event shall the Secured Party be liable for any matter or thing in connection with this Agreement other than to account for monies actually received by it in accordance with the terms hereof. Grantor agree to indemnify and hold harmless the Secured Party from and against any and all claims, demands, losses, judgments and liabilities of whatsoever kind or nature, and to reimburse the Secured Party for all costs and expenses, including reasonable attorneys’ fees, growing out of or resulting from the exercise by the Secured Party of any right or remedy granted to it hereunder.
Section 1.04.Records and Inspection. Grantor agrees that it will at all times keep accurate and complete records with respect to the Collateral and agrees that Secured Party or its agents or representatives (including, without limitation, accountants, appraisers or other persons retained by Secured Party) shall have the right upon reasonable advance written notice to call during regular business hours at Grantor’s place or places of business or where the Collateral may be located or where records relating thereto may be kept and to inspect such Collateral and to examine or cause to be examined such records and to make extracts therefrom or copies thereof. Grantor will, with respect to the Collateral, deliver to Secured Party, at Grantor’s expense, such papers as Secured Party may reasonably request.
Article V
REMEDIES
Section 1.01.Events of Default, Etc. If any Security Event of Default shall have occurred and be continuing:
(a)Secured Party in its discretion may require Grantor to, and Grantor shall, assemble the Collateral owned by it at such place or places, reasonably convenient to both Secured Party and Grantor, designated in Secured Party’s request;
(b)Secured Party in its discretion may make any reasonable compromise or settlement it deems desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, all or any part of the Collateral;
(c)Secured Party in its discretion may, in its name or in the name of Grantor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for all or any part of the Collateral, but shall be under no obligation to do so;

Exhibit C-8

(d)Secured Party in its discretion may, upon reasonable prior written notice to Grantor of the time and place, with respect to all or any part of the Collateral which shall then be or shall thereafter come into the possession, custody or control of Secured Party, or any of its Collateral Agents, sell, lease or otherwise dispose of all or any part of such Collateral, at such place or places as Secured Party deems best, for cash, for credit or for future delivery (without thereby assuming any credit risk) and at public or private sale, without demand of performance or notice of intention to effect any such disposition or of time or place of any such sale (except such notice as is required above or by applicable statute and cannot be waived), and Secured Party or any other Person may be the purchaser, lessee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Grantor, any such demand, notice and right or equity being hereby expressly waived and released. Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned;
(e)Secured Party shall have, and in its discretion may exercise, all of the rights, remedies, powers and privileges with respect to the Collateral of a secured party under the Uniform Commercial Code and such additional rights, remedies, powers and privileges to which a secured party is entitled under the laws in effect in any jurisdiction where any rights, remedies, powers and privileges in respect of this Agreement or the Collateral may be asserted, including the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if Secured Party were the sole and absolute owner of the Collateral (and Grantor agrees to take all such action as may be appropriate to give effect to such right); and
(f)Secured Party in its discretion may enforce one or more remedies hereunder, successively or concurrently, and such action shall not operate to estop or prevent Secured Party from pursuing any other or further remedy which it may have hereunder or by law, and any repossession or retaking or sale of the Collateral pursuant to the terms hereof shall not operate to release Grantor until full and final payment of any deficiency has been made in cash. Grantor shall reimburse Secured Party upon demand for, or Secured Party may apply any proceeds of Collateral to, the costs and expenses (including reasonable attorneys’ fees, transfer taxes and any other charges) incurred by Secured Party in connection with any sale, disposition, repair, replacement, alteration, addition, improvement or retention of any Collateral hereunder.
The proceeds of, and other realization upon, the Collateral by virtue of the exercise of remedies under this Section 5.01 shall be applied in accordance with Section 5.03.
Section 1.02.Private Sale. Secured Party shall incur no liability as a result of the sale, lease or other disposition of all or any part of the Collateral at any private sale pursuant to Section 5.01 conducted in a commercially reasonable manner.
Section 1.03.Application of Proceeds. Except as otherwise expressly provided in this Agreement and except as provided below in this Section 5.03, the Proceeds of, or other realization upon, all or any part of the Collateral by virtue of the exercise of remedies under Section 5.01, and any other cash at the time held by Secured Party or under this Article V, shall be applied by Secured Party:
First, to the payment of the costs and expenses of such exercise of remedies, including reasonable out-of-pocket costs and expenses of Secured Party, the fees and expenses of its collateral agents and counsel and all other expenses incurred and advances made by Secured Party in that connection;

Exhibit C-9

Next, to the payment in full of the remaining Secured Obligations equally and ratably in accordance with their respective amounts then due and owing and for amounts not yet due and owing, a reasonable reserve at least equal to the estimated amount to be due and owing in the future or as Secured Party may otherwise agree; and
Finally, subject to the rights of any other holder of any lien in the relevant Collateral, to the payment to Grantor, or its respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.
Article VI
MISCELLANEOUS PROVISIONS
Section 1.01.Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (which may be by telecopier) delivered to the intended recipient at the address listed at Section 12.3 of the GSPA (Notices); or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.
Section 1.02.Amendments. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by Grantor and Secured Party and any provision of this Agreement may be waived in writing only by Secured Party.
Section 1.03.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns of the parties to this Agreement; provided, however, that Grantor may not assign or transfer any of its respective rights or interest in or under this Agreement or delegate any of its obligations under this Agreement without the prior written consent of Secured Party, which such consent shall be in the sole and absolute discretion of Secured Party.
Section 1.04.Survival. All agreements, statements, representations and warranties made by Grantor herein or in any certificate or other instrument delivered by Grantor or on its behalf under this Agreement shall be considered to have been relied upon by Secured Party and shall survive the execution and delivery of this Agreement until termination thereof regardless of any investigation made by or on behalf of Secured Party.
Section 1.05.Secured Party’s Liability. In no event shall Secured Party be liable for any matter or thing in connection with this Agreement other than to account for monies actually received by it in accordance with the terms hereof.
Section 1.06.No Waiver; Remedies Cumulative. No failure or delay on the part of Secured Party in exercising any right, power or privilege hereunder and no course of dealing between Grantor and Secured Party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.

Exhibit C-10

Section 1.07.Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts, by facsimile or electronic mail, and all of said counterparts taken together shall be deemed to constitute one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same document. A facsimile or “pdf” signature page shall constitute an original for purposes hereof.
Section 1.08.Captions. The headings of the several articles and sections and sub sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
Section 1.09.Severability. In case any provision contained in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
Section 1.10.Governing Law; Submission to Jurisdiction and Venue; Waiver of Jury Trial.
(a)Governing Law. THIS AGREEMENT, AND ANY INSTRUMENT OR AGREEMENT REQUIRED HEREUNDER (TO THE EXTENT NOT EXPRESSLY PROVIDED FOR THEREIN), SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF ARIZONA, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE AND WITHOUT REFERENCE TO CONFLICTS OF LAWS RULES THEREOF.
(b)Submission to Jurisdiction. ANY DISPUTE SHALL BE BROUGHT EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN MARICOPA COUNTY, ARIZONA. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, WITH RESPECT TO LEGAL ACTIONS THAT MAY ARISE UNDER THIS AGREEMENT, EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY: (A) CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THESE COURTS; (B) WAIVES ANY IMMUNITY OR OBJECTION, INCLUDING ANY OBJECTION TO PERSONAL JURISDICTION OR THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY HAVE FROM OR TO THE BRINGING OF THE DISPUTE IN SUCH JURISDICTION; (C) WAIVES ANY PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS THAT MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE STATE OF ARIZONA; (D) WAIVES ANY RIGHT TO TRIAL BY JURY; (E) AGREES THAT ANY SUCH DISPUTE SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY; AND (F) AGREES THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS, WAIVERS AND AGREEMENTS OF THE PARTIES SET FORTH IN THIS SECTION.

Exhibit C-11

(c)EXCEPT IN CONNECTION WITH CLAIMS BY THIRD PARTIES THAT ARE NEITHER INDEMNIFIED PARTIES NOR INDEMNIFIED PARTIES, THE FRAUD OR WILLFUL MISCONDUCT OF THE OTHER PARTY, OR ANY OF ITS SUCCESSORS IN INTEREST OR THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR COLLATERAL AGENTS, NO CLAIM MAY BE MADE BY EITHER PARTY HERETO AGAINST THE OTHER PARTY, OR ANY OF SUCH PARTY’S SUCCESSORS IN INTEREST OR THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR COLLATERAL AGENTS OR ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATING TO, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER OPERATIVE DOCUMENTS AND EACH PARTY HERETO HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
Section 1.11.Entire Agreement. This Agreement, together with any other agreement executed in connection with this Agreement, is intended by the parties as a final expression of their agreement as to the matters covered by this Agreement and is intended as a complete and exclusive statement of the terms and conditions of such agreement.
Section 1.12.Independent Obligations. Grantor’s obligations under this Agreement are independent of those of Grantor or any other Person. Secured Party may bring a separate action against Grantor without first proceeding against Grantor or any other Person or any other security held by Secured Party and without pursuing any other remedy.
Section 1.13.Expenses. Grantor agrees to pay or to reimburse Secured Party for all costs and expenses (including reasonable attorney’s fees and expenses) that may be incurred by Secured Party in any effort to enforce any of the provisions of Article V, or any of the obligations of Grantor in respect of the Collateral or in connection with any actual or attempted sale, lease, disposition, exchange, collection, compromise, settlement or other realization in respect of, or care of, the Collateral, including all such costs and expenses (and reasonable attorney’s fees and expenses) incurred in any bankruptcy, reorganization, workout or other similar proceeding.
[Signature page follows]

Exhibit C-12

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first written above.

SECURED PARTY: [***] By: Name: Title: Date Signed: , 20__	GRANTOR: FALL RIVER RENEWABLE POWER LLC, a Delaware limited liability company By: Name: Title: Date Signed: , 20__

Exhibit C-13

Annex 1
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Exhibit C-14